EXHIBIT 16.1

SHERB & CO LLP
New York, NY

March 13, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 included in the Form 8-K of Directview  Holdings, Inc. (the “Company”) dated  March 13, 2013, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ SHERB & CO., LLP